UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 11, 2011

LMI AEROSPACE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Missouri
(State or Other Jurisdiction of Incorporation)

0-24293	43-1309065
(Commission File Number)	(IRS Employer Identification No.)

411 Fountain Lakes Blvd., St. Charles, Missouri	63301
(Address of Principal Executive Offices)	(Zip Code)

(636) 946-6525
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement.

Employment Agreement with Ryan P. Bogan

On July 11, 2011, LMI Aerospace, Inc. (the “Company”) entered into an employment agreement with Ryan P. Bogan, Chief Operating Officer of the Company (the “Employment Agreement”).

The Employment Agreement provides for an initial term of employment that commenced July 11, 2011 (as opposed to the July 1, 2011 date previously reported) and expires on January 1, 2014.  By its terms, the Employment Agreement automatically renews for additional one-year periods unless not later than October 31 of any year beginning in 2013, Mr. Bogan or the Company gives written notice to the other party of his or its intention not to extend the term of the Employment Agreement.

The Employment Agreement provides for a base salary of $350,000 pro rated from July 11, 2011 to December 31, 2011, $375,000 for 2012 and $400,000 for 2013 and thereafter as well as an annual performance bonus, which will be earned as follows:

•	5% of Mr. Bogan’s base salary if the annual net operating income of the Company (as defined in the Employment Agreement) as a whole exceeds 60% of its budgeted net annual operating income; and

•	5% of Mr. Bogan’s base salary if the annual net operating income of the Company (as defined in the Employment Agreement) as a whole exceeds 100% of its budgeted net annual operating income; and

•	0.2310% of the annual consolidated net operating income of the Company if it exceeds 60% of its budgeted net annual operating income (as defined in the Employment Agreement).

However, Mr. Bogan’s annual performance bonus calculated pursuant to the formula described above will be reduced by 50% for the year ended December 31, 2011.

The Employment Agreement also includes a claw back provision consistent with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Company’s Policy for Recoupment of Incentive Compensation.

The Employment Agreement may be terminated by Mr. Bogan upon his giving of no less than 30 days prior written notice to the Company, his death or permanent disability or by the Company for cause.  If such termination is due to his unsatisfactory performance or the cessation of the business of the Company, Mr. Bogan will be entitled to severance based upon his combined length of service with the Company and D3 Technologies, Inc., a wholly owned subsidiary of the Company (“D3”).  Mr. Bogan will be entitled to severance pay if his employment is terminated in conjunction with a change in the control of the Company.  In all other instances of termination, Mr. Bogan will be entitled to receive only accrued and unpaid base salary.

In addition, Mr. Bogan was awarded 4,250 shares of common stock of the Company, par value $0.02 per share (the “Common Stock”), having an aggregate fair value of approximately $100,000 on the award date.  Such shares are restricted shares awarded under the Company’s 2005 Long-Term Incentive Plan (the “Plan”) and are subject to the terms of a restricted stock award agreement, which includes a three-year cliff vesting period.

The Employment Agreement also contains non-compete, confidentiality and other provisions customarily found in employment agreements with executive officers.

Pursuant to the terms of that certain Employment and Educational Leave Agreement between Mr. Bogan and D3 dated as of January 1, 2011 (included as Exhibit 10.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 28, 2011), Mr. Bogan was entitled to receive an educational expense reimbursement of approximately $123,000 upon the execution of the Employment Agreement.  Such payment was satisfied through an award of 5,217 shares of Common Stock, having a fair value of approximately $123,000.

There are no family relationships between Mr. Bogan and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.  Additionally, there have been no transactions involving Mr. Bogan that would require disclosure under Item 404(a) of Regulation S-K.

The Employment Agreement executed with Mr. Bogan is attached hereto as Exhibit 10.1.

Amendment to Employment Agreement with Ronald S. Saks

On July 11, 2011, the Company agreed to an amendment to the employment agreement of Ronald S. Saks, Chief Executive Officer of the Company, effective as of July 11, 2011 (the “Amendment”), in order to align the base salary of the Chief Executive Officer with the salary of the Chief Operating Officer.  The Amendment alters Mr. Saks’ base salary as follows:

•	For the period from July 11, 2011 to December 31, 2011, Mr. Saks shall receive a pro rated base salary of $350,000;

•	For the period from January 1, 2012 to December 31, 2012, Mr. Saks shall receive an annual base salary of $375,000; and

•	For the period from January 1, 2013 to December 31, 2013 and for periods thereafter, Mr. Saks shall receive an annual base salary of $400,000.

The terms of the Amendment are being embodied in an amendment to employment agreement between Mr. Saks and the Company to be executed at a later date.

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On July 11, 2011, simultaneously with Ryan P. Bogan’s assumption of the role of Chief Operating Officer of the Company, Mr. Bogan resigned his position as Chief Executive Officer of D3.

(e)           On July 11, 2011, the Company entered into an employment agreement with Mr. Bogan, Chief Operating Officer of the Company, and an amendment to the Employment Agreement of Ronald S. Saks, Chief Executive Officer of the Company.  A summary of the terms of such employment agreement and such amendment is contained in Item 1.01 above.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.                        Description

10.1	Employment Agreement dated as of July 11, 2011 between LMI Aerospace, Inc. and Ryan P. Bogan.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 13, 2011

LMI AEROSPACE, INC.

By:	/s/ Lawrence E. Dickinson
Lawrence E. Dickinson
Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.                        Description

10.1	Employment Agreement dated as of July 11, 2011 between LMI Aerospace, Inc. and Ryan P. Bogan.